                                                                   EXHIBIT 10.26

[LOGO OF U S AIRWAYS]

                                  April 8, 2002

Mr. Jerrold A. Glass
9491 Harrow Hill Lane
Burke, VA 22015

Dear Jerry:

     This letter, when countersigned by you, will constitute an agreement between you and US Airways, Inc. ("US Airways") concerning supplemental retirement benefits to be paid to you upon your retirement from US Airways. In consideration for your future services, US Airways hereby agrees to pay you a supplemental pension benefit in accordance with the following terms:

     1. A pension benefit equal to the difference of subparagraph (a) minus subparagraph (b), where (a) and (b) are:

          (a) the pension benefit calculated under the benefit formula set forth in the Retirement Plan for Certain Employees of US Airways, Inc. (the "Retirement Plan") assuming (i) that the Retirement Plan had not been frozen in 1991, (ii) final average earnings as calculated under the Retirement Plan in an amount based on your actual salary plus an assumed bonus under the Incentive Compensation Plan of 50% of your base salary, (iii) no amendments to the Retirement Plan after the date hereof, (iv) for purposes of vesting you will be deemed to be 100% vested on the date of hire, and (v) credited service under the Retirement Plan using "deemed credited service" determined under the following schedule:

               Actual Service               Deemed Credited Service
               --------------               -----------------------
               1 full year of service       2 years of credited service
               2 full years of service      4 years of credited service
               3 full years of service      6 years of credited service
               4 full years of service      8 years of credited service
               5 full years of service      10 years of credited service

               plus, one year of credited service for each actual year of service after five years, up to a maximum of 30 years of credited service;

          (b) all pension benefits payable to you in the aggregate under any defined contribution pension plan maintained by US Airways for

Mr. Jerrold A. Glass
April 8, 2002
Page 2

               the purpose of providing retirement income, whether tax-qualified or non-tax-qualified (the "Defined Contribution Pension Plans").

     2. For purposes of calculating the supplemental benefits under paragraph 1 above, the following rules will be applied:

          (a) In determining the amount of the pension benefit calculated under the benefit formula set forth in the Retirement Plan it shall be assumed that the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code are not applicable.

          (b) In determining the amount of the pension benefit payable in the aggregate under the Defined Contribution Pension Plans, the benefit shall only be included to the extent that it is attributable to contributions made by US Airways (including earnings/losses on such contributions) and any portion of the benefit payable under such Defined Contribution Pension Plans attributable to your own contributions (including earnings/losses on such contributions) shall be excluded.

          (c) In determining the amount of the pension benefit payable under the Defined Contribution Pension Plans, any benefit payable in the form of a lump sum, shall be converted to an annuity for purposes of calculating the benefit to be offset by subparagraph 1(b).

          (d) In determining the amount of your supplemental benefit hereunder, the reduction factors, actuarial assumptions, definitions, administrative provisions and other applicable provisions of the Retirement Plan will control.

     3. The amount of the supplemental pension benefit calculated pursuant to paragraph 1 will be payable in an unreduced amount in the event of your normal retirement from US Airways at age 62, or you may elect to receive early retirement benefits under this agreement at any time after termination of your employment with US Airways and upon your attainment of age 55. In the event of your early retirement from US Airways, the supplemental pension benefit calculated pursuant to paragraph 1 will be reduced for early commencement in accordance with the early retirement reduction factors set forth in the Retirement Plan.

     4. You may elect to receive your supplemental pension benefits in any one of the following payment forms:

          (a) an annuity (either single life or joint and survivor) payable from the general assets of US Airways;

          (b)  a single lump sum payment;

Mr. Jerrold A. Glass
April 8, 2002
Page 3

          (c)  periodic installment payments; or

          (d) an annuity (either single life or joint and survivor) purchased by US Airways from an annuity provider and assigned to you.

In the event that you select an option other than option (a), the cost of providing such optional payment form must be cost-neutral to US Airways to providing payment option (a), as determined by US Airways in accordance with its general principles for administering optional pension payment forms under other defined benefit pension plans of the company.

     5. In the event of your death prior to the payment of your supplemental pension benefit, your surviving spouse will be entitled to a benefit hereunder equal to 50 percent of the benefit which would have been payable had you retired and commenced benefits on the day before your death (payable at the earliest date on which you could have commenced a benefit payment hereunder). In the event of your death prior to the payment of your supplemental pension benefit and you have no surviving spouse, US Airways will have no payment obligation under this agreement. In the event of your death after the commencement of benefits hereunder, a death benefit will be payable only if applicable pursuant to the payment form elected under paragraph 4.

     6. Notwithstanding anything in this agreement to the contrary, in the event of a "change-of-control" you will be entitled to (i) a supplemental pension benefit under this agreement assuming three additional years of credited service beyond the change of control date; and (ii) immediate payment of your benefit hereunder in the event of the termination of your employment following the "change of control." For purposes of this paragraph the term "change-of-control" shall have the meaning set forth in the employment agreement between you and US Airways dated April 8, 2002.

     7. Prior to the termination of your employment, your benefits hereunder shall be accrued, but unfunded and unsecured.

     8. This letter may be amended or supplemented at the request of either party hereto to clarify its application with respect to any future pension plan which US Airways may adopt replacing or supplementing its existing plans. Any such amendment or supplement will be prepared on the basis of the intent of the parties that US Airways is seeking to provide you with supplemental pension benefits as determined in paragraph 1 above.

Mr. Jerrold A. Glass
April 8, 2002
Page 4

     If you concur in the foregoing, please indicate your agreement by signing a copy of this letter in the space provided below.

                                        US AIRWAYS, INC.

                                        ----------------------------------------
                                        Jennifer C. McGarey
                                        Vice President, Deputy General Counsel &
                                        Secretary

Agreed:

-----------------------------
Jerrold A. Glass